UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2012

SWISHER HYGIENE INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-35067	27-3819646
(Commission File Number)	(I.R.S. Employer Identification No.)

4725 Piedmont Row Drive, Suite 400 Charlotte, North Carolina	28210
(Address of Principal Executive Offices)	(Zip Code)

(704) 364-7707

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 15, 2012, Swisher Hygiene Inc. (the “Company”) entered into and closed a Stock Purchase Agreement (the “Agreement”) with Waste Services of Florida, Inc. (“Waste Services”). Pursuant to the Agreement, Waste Services purchased from the Company all of the issued and outstanding shares of Choice Environmental Services, Inc. (“Choice”), a wholly-owned subsidiary of the Company that provides a complete range of solid waste and recycling collection, transportation, processing and disposal services, for $123,250,000 in cash (the “Transaction”). Pursuant to the Agreement, the purchase price can be increased by $1,750,000 upon achievement of a predetermined revenue target and is also subject to customary purchase price adjustments, including revenue and EBITDA metrics. Also, ten percent of the purchase price is subject to a holdback and adjustment upon the delivery of Choice’s audited financial statements to Waste Services.

The Agreement contains customary representations, warranties and covenants. The Agreement also contains customary indemnification provisions pursuant to which the parties agree to indemnify each other for certain matters, including, among other things, breaches of representations, warranties and covenants in connection with the Transaction.

The foregoing description of the terms and conditions of the Agreement is only a summary and is qualified in its entirety by the full text of the Agreement, a copy of which is filed as Exhibit 2.1 to this Form 8-K and incorporated by reference herein.

A copy of the press release announcing the Transaction is attached as Exhibit 99.1 to this Form 8-K and incorporated by reference herein.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this report on Form 8-K is hereby incorporated by reference into this Item 2.01.

The pro forma financial statements required by this report are not included and will be provided in an amendment to this Form

8-K at a later date.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 16, 2012, the Company received a letter from The NASDAQ Stock Market (“NASDAQ”) indicating that the Company is not in compliance with the filing requirements for continued listing under NASDAQ Listing Rule 5250(c)(1) since the Company’s Form 10-Q for the quarter ended September 30, 2012 (the “Form 10-Q”) will not be timely filed as a result of the Company’s continuing work to complete the adjustments resulting from the Company’s completed internal review. The letter from NASDAQ advised the Company that the NASDAQ Hearings Panel will consider this additional deficiency in their decision regarding the Company’s continued listing on The NASDAQ Global Select Market.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2012, Swisher International Inc., a wholly-owned subsidiary of the Company, its parent, subsidiaries and affiliated companies (collectively with the Company, “Swisher”), entered into a Separation Agreement and Release with Hugh Cooper, Senior Vice President of the Company (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Cooper’s separation from the Company was effective November 9, 2012 and Swisher will pay Mr. Cooper severance in the amount of $225,000, less required deductions for taxes, over a period of 52 weeks at a rate of $8,853.85 bi-weekly in accordance with the Company’s normal payroll procedures. Swisher will also reimburse Mr. Cooper $1,120 per month (or the premium for employee plus spouse coverage in the event the premium amounts change during the separation payout period) in the event that Mr. Cooper elects and remains covered by COBRA for a period of 52 weeks from November 9, 2012.

Pursuant to the Separation Agreement, Mr. Cooper releases and discharges Swisher from any and all claims, except (i) his rights to vested equity compensation or any of his other equity interest in Swisher and its affiliates, with the exception that he waives rights to unvested stock options and unvested restricted stock units, (ii) benefits or ERISA claims under any employee benefit plans in which

Mr. Cooper was a participant by virtue of his prior employment with Swisher, (iii) his rights as a shareholder of the Company, and (iv) his rights to be indemnified and/or advanced expenses under any applicable corporate document of Swisher or its affiliates, any applicable agreement or pursuant to applicable law or to be covered under any applicable directors’ and officers’ liability insurance policies.

The Separation Agreement also includes standard provisions relating to confidentiality and nondisparagement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated November 15, 2012, by and between Swisher Hygiene Inc. and Waste Services of Florida, Inc.*

99.1	Press release regarding the Transaction, dated November 16, 2012.

99.2	Press release regarding the NASDAQ letter, dated November 16, 2012.

*	Schedules and similar attachments to the Stock Purchase Agreement, dated November 15, 2012, by and between Swisher Hygiene Inc. and Waste Services of Florida, Inc., have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish on a supplemental basis a copy of any omitted schedules and similar attachments to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2012	SWISHER HYGIENE INC.

	By:	/s/ Thomas Byrne
Thomas Byrne
Interim President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated November 15, 2012, by and between Swisher Hygiene Inc. and Waste Services of Florida, Inc.

99.1	Press release regarding the Transaction, dated November 16, 2012.

99.2	Press release regarding the NASDAQ letter, dated November 16, 2012.

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